EXHIBIT 10.4

NANOVIRICIDES, INC.

OPEN ENDED PROMISSORY NOTE

$3,000,000	September 23, 2025

FOR VALUE RECEIVED, NanoViricides, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Anil R. Diwan, or any subsequent holder of this Note (collectively, the “Holder”), under the terms herein, the principal amount of Three Million ($3,000,000) Dollars (the “Principal Amount”), plus interest accrued thereon as herein provided with respect to the Principal Amount. Fixed annual interest shall accrue only on the unpaid Principal Amount from the date of original issuance until paid in accordance herewith, as applicable, at a rate equal to twelve percent (12%) per annum. The unpaid Principal Amount, together with any then-unpaid accrued interest thereon, shall be due and payable or converted, as the case may be, on March 31, 2027 (the “Maturity Date”) or (ii) when such amounts are made due and payable upon or after the occurrence of an Event of Default in accordance with Section 1 hereof. All payments due on this Note shall be made in cash via certified check or other immediately available funds. The Holder shall only be entitled to receive a cash payment for a payment due on this Note (i) upon the demand of the Required Holders on or after the Maturity Date or (ii) upon the occurrence and continuance of an Event of Default.

All capitalized terms not defined herein shall have the meanings ascribed to them in the Defined Expense Exchange Agreement excluded as of even date herewith. The Holder, by its acceptance hereof, agrees to be bound by the provisions of the Exchange Agreement. Subject to Section 8 hereof, any transfer of this Note will be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee for any unpaid balance.

Interest shall be calculated on the basis of actual number of days elapsed over a year of 365 days. Notwithstanding any other provision of this Note, the Holder will not charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum rates or amounts permitted by applicable law and in the event any payments are made in excess of such maximum, such payments shall be credited to reduce the Principal Amount. All payments received by the Holder hereunder will be applied first to reasonable costs of collection, if any, then to interest and the balance to the Principal Amount.

(1)            Events of Default. An “Event of Default” will occur if any of the following occurs:

(a)            the Company fails to make any payment of the Principal Amount or interest when due hereunder within five (5) business days following written demand therefor;

(b)            the Company materially breaches any representation or warranty contained in, or fails to comply in any material respect with, any of the terms or covenants of the Exchange Agreement or this Note, and such breach or failure is not cured within thirty (30) days after the Required Holders have given the Company written notice of such breach;

(c)            involuntary proceedings shall have been commenced against the Company (i) under federal bankruptcy law or under any applicable federal or state bankruptcy, insolvency, or similar law, which seek the general adjustment of the Company’s debts, (ii) seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any material part of the Company’s property, or (iii) seeking an order winding up or liquidating the assets of the Company are initiated and continue for a period of sixty (60) days;

(d)            (i) a voluntary proceeding shall have been commenced under federal bankruptcy law, or any other applicable federal or state bankruptcy, insolvency, or other similar law, (ii) the consent by the Company to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for any material part of the Company’s property, (iii) the Company making any assignment for the benefit of creditors, or (iv) the taking of any formal action by the Company in furtherance of any of the foregoing; or

(e)            there occurs a liquidation, dissolution or winding up of the Company.

(2)            Remedies on Default, Etc. Upon the occurrence and continuance of an Event of Default, at the option and upon the declaration of the Required Holders the entire unpaid Principal Amount and accrued and unpaid interest on this Note and all other Notes shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable (provided that if an Event of Default specified in Sections 1(c) or 1(d) above occurs, this Note shall become immediately due and payable without any declaration or other act on the part of the Holder) and the Holder may, among other things, proceed to protect and enforce its rights hereunder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Exchange Agreement, or for an injunction against a violation of any of the terms hereof or thereof or in the exercise of any power granted hereby or thereby or by law. No right conferred upon the Holder hereby or by the Exchange Agreement shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

(3)            Prepayment. This Note may be prepaid, in whole or in part, by the Company, without the prior written consent of the Holders.

(4)            Waivers, Amendments by Holder. This Note and any provision hereof may be amended, waived or terminated only with the written consent of all Parties.

(5)            Notice. Notices. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address set forth below:

The Holder:	The Holder

With a copy to :	Anil R. Diwan 493 Glen Devon Road West Haven, CT 06516

The Company:	NanoViricides, Inc 1 Controls Drive Shelton, CT 06484

With a copy to:	Peter Campitiello, Esq. Lucosky Brookman 101 Wood Avenue South Woodbridge, NJ 08830

(6)            Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

(7)            Transferability. Before any proposed sale, pledge, or transfer of this Note (“Transfer”), unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the U.S. Securities and Exchange Commission (the “SEC”) to the effect that the proposed Transfer of this Note without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed Transfer of this Note may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to Transfer the Note in accordance with the terms of the notice given by the Holder to the Company. The Company agrees that no opinion shall be required with respect to a Transfer by a Holder, without consideration, to any affiliate of such Holder; a Transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner; or a Transfer by a Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member or a Transfer by a Holder which is a corporation to its stockholders, provided that the transferee in each case agrees in writing to be subject to the terms of this Note and the Exchange Agreement (such transactions, a “Permitted Transfer”). In the event of a Permitted Transfer, upon the receipt of the original executed copy of this Note from the Holder, the Company will promptly issue a new Note in the name of the transferee at no charge, except for any applicable transfer taxes.

(8)            Defenses. The obligations of the Company under this Note shall not be subject to reduction, limitation, impairment, termination, defense, set-off, counterclaim or recoupment for any reason.

(9)          Attorneys’ and Collection Fees. Should the indebtedness evidenced by this Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, or this Note be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the Principal Amount and accrued interest due and payable hereon, all costs of collection, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Holder in collecting such indebtedness or enforcing this Note.

(10)          Waiver of Presentment. The Company hereby waives presentment, demand for payment, notice of dishonor, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Note.

(11)          Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Connecticut.

(12)          Security. This Note, and the due performance by the Borrower of all of its obligations hereunder, is secured as set forth in the Open End Mortgage Deed, of even date, to which reference is hereby made, in favor of the Lender on the real property lying in the County of Fairfield, Town of Shelton State of Connecticut and being known as :

1 Controls Drive, Shelton CT 06484,

And more fully described in Schedule “A” attached hereto and incorporated by reference

(13) This Note is further secured by a Chattel Lien (U.C.C. -1 filing) on all equipment and fixtures located at 1 Control Drive, Shelton, Connecticut

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be signed by its duly authorized officer.

NANOVIRICIDES, INC.

By:	/s/ Brian Zucker
Name: Brian Zucker
Title: Director , Duly Authorized

STATE OF )

) ss. Shelton

COUNTY OF )

On this the ____ day of September, 2025 before me, ___________the undersigned officer, personally appeared Brian Zucker, who acknowledged that he is a Director and Duly authorized, and, he as such officer, being duly authorized, executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as such officer, and further acknowledges same to be his and its free Act and Deed.

In witness whereof I hereunto set my hand.

Commissioner of the Superior Court
/NotaryPublic